SCHEDULE 14A INFORMATION
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--------------------------------------------------------------------
Avitar, Inc. (File No. 0-20316)
(Name of Registrant as Specified In Its Charter)
------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                  AVITAR, INC.
                                   65 Dan Road
                           Canton, Massachusetts 02021

                                                                   May 23, 2003

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of the Stockholders of Avitar, Inc., a Delaware corporation ("Avitar"), at Avitar's offices at 65 Dan Road, Canton, Massachusetts 02021, on June 24, 2003 at 11:00 a.m.

     At the meeting you will be asked to consider and vote upon (1) the election of five Directors to Avitar's Board of Directors; (2) the approval of the issuance and reservation of shares of common stock, as described on page __ of this Proxy Statement; (3) the adoption of an Amendment of the Certificate of Incorporation to increase the authorized shares of common stock from 100,000,000 to 150,000,000; (4) the re-appointment of BDO Seidman, LLP as Avitar's independent auditors for the fiscal year ending September 30, 2003; and (5) any other business that properly comes before the meeting or any adjournments or postponements thereof, including a shareholder proposal described on page __ of this Proxy Statement.

     The Board of Directors recommends that shareholders vote FOR Items 1, 2, 3 and 4 and AGAINST the proposal in Item 5.

     Your vote is important. We urge you to complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may, of course, attend the Meeting and vote in person, even if you have previously returned your proxy card.

                                       Sincerely yours,

                                       Peter P. Phildius,
                                       Chairman and Chief Executive Officer

                                  Avitar, Inc.
                                   65 Dan Road
                           Canton, Massachusetts 02021
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on June 24, 2003

To the Stockholders of Avitar, Inc.

     Notice is hereby given that the Annual Meeting of Stockholders of Avitar, Inc., a Delaware corporation ("Avitar") will be held at 11:00 a.m., local time, on June 24, 2003 at Avitar's offices at 65 Dan Road, Canton, Massachusetts, for the following purposes:

(1) To consider and vote upon the election of the Board of Directors consisting of five persons to serve until the next annual meeting of the stockholders;

(2) To consider and vote upon the approval of the issuance and reservation of all shares of Common Stock issued or issuable in connection with the Private Placement described on page __ of this Proxy Statement;

(3) To consider and vote upon the Amendment of the Certificate of Incorporation of Avitar to increase the authorized shares of Common Stock from 100,000,000 to 150,000,000;

(4) To consider and vote upon a proposal to ratify the selection of BDO Seidman, LLP as Avitar's independent auditors for the fiscal year ending September 30, 2003; and

(5) To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof, including the shareholder proposal described on page __ of this Proxy Statement.

         Only record holders of Common Stock at the close of business on May 9, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. To ensure that your vote will be counted, please complete, sign, date and return the Proxy in the enclosed prepaid envelope whether or not you plan to attend the Annual Meeting. You may revoke your proxy by notifying the Secretary of the Company in writing at any time before it has been voted at the Annual Meeting.

By Order of the Board of Directors

May 23, 2003                     Jay C. Leatherman, Secretary, Avitar,
Inc.
Canton, Massachusetts

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING.

                                  Avitar, Inc.
                       -----------------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 24, 2003
                      ------------------------------------


     THE ACCOMPANYING PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVITAR, INC.

     If properly signed and returned and not revoked, the proxy will be voted in accordance with the instructions it contains. The persons named in the accompanying proxy will vote the proxy for the Board of Directors' slate of directors and for the other matters listed on the proxy, but against Item 5, in each case as recommended by the Board of Directors unless contrary instructions are given. At any time before it is voted, each proxy granted may be revoked by the stockholder by a later dated proxy, by written revocation addressed to the Secretary of Avitar, Inc. at the address below or by voting by ballot at the Annual Meeting.

     The Company's principal executive offices are located at 65 Dan Road, Canton, Massachusetts 02021. This proxy statement and the accompanying proxy are being sent to stockholders on or about May 23, 2003. ANY PROXY MAY BE REVOKED IN PERSON AT THE ANNUAL MEETING, BY SUBMITTING A PROXY DATED LATER THAN THE PROXY TO BE REVOKED OR BY NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING AT ANY TIME PRIOR TO THE TIME THE PROXY IS VOTED.

                                VOTING SECURITIES

     The Board has fixed the close of business on May 9, 2003 as the record date (the "Record Date") for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 72,108,143 shares of Common Stock and 136,202 shares of Preferred Stock, of which 7,228 were shares of Series B Preferred Stock and 93,333 were shares of Series D Preferred Stock. Stockholders are entitled to one vote for each share of Common Stock (including 10 shares underlying each share of Series D Preferred Stock) and each share of Series B Preferred Stock on the election of members of the Board of Directors and other business as may properly come before the meeting or any adjournments thereof. The holders of a majority of the outstanding voting shares constitute a quorum. Abstentions from voting and broker non-votes on a particular Proposal will be counted for purposes of determining the presence of a quorum but will not be counted as affirmative or negative votes on the Proposals.

     As of the Record Date, the directors and executive officers of Avitar as a group held 5,623,522 voting shares, representing 7.7 % of the shares eligible to vote at the Annual Meeting. (In addition, also as of the Record Date, beneficial owners of approximately 5% or more of Common Stock, as listed in the table on page __ of this Proxy Statement, held in the aggregate 16,201,765 voting shares, representing 22.2% of the shares eligible to vote at the Annual Meeting.)

                         ACTION TO BE TAKEN UNDER PROXY

     All proxies for stockholders in the accompanying form that are properly executed and returned will be voted at the Annual Meeting and any adjournments thereof in accordance with any specifications thereon or, if no specifications are made, will be voted for the election of the five nominees described herein and for Items 2, 3 and 4, but against Item 5.

                                  SOLICITATION

     Avitar will bear the entire cost of the solicitation of proxies from its stockholders, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of Avitar. No additional compensation will be paid to such persons for such services. Avitar may also employ the services of a professional solicitation company to assist with solicitation of stockholders; but as of May 23, 2003 Avitar has not determined to retain a solicitation company. If such a company were subsequently retained, Avitar would bear the entire cost.

                                   ITEM NO. 1
                              ELECTION OF DIRECTORS

     Five (5) directors will be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and duly qualified. The persons named on the accompanying proxy will vote all shares for which they have received proxies for the election of the nominees named below unless contrary instructions are given. In the event that any nominee should become unavailable, shares will be voted for a substitute nominee unless the number of directors constituting a full board is reduced. Directors are elected by plurality vote.

                                    NOMINEES


         The name, age and position with Avitar of each nominee for director is listed below, followed by summaries of their background and principal occupations.

Name                              Age      Title
----                              ---      -----
Peter P. Phildius                  73      Chairman of the Board/Chief Executive
                                            Officer
Douglas W. Scott                   56      President and Chief Operating Officer
                                            /Director
Neil R. Gordon (1)(2)              55      Director
James Groth (1)(2)                 64      Director
Charles R. McCarthy, Jr.           64      Director
                  (1)(2)

1. Member of Audit Committee.
2. Member of Compensation Committee.


PETER P. PHILDIUS

     Mr. Phildius has been Chairman of the Board of Directors since October 1990 and Chief Executive Officer since July 1996. He has been a general partner in Phildius Kenyon & Scott, a partnership ("PKS"), since that firm's founding in 1985. Prior to 1985, Mr. Phildius was an independent consultant and Chairman and co-founder of Nutritional Management, Inc., a company that operated weight loss clinics (1983 - 1985), President and Chief Operating Officer of Delmed, Inc., a medical products company (1982 - 1983), President and Chief Operating Officer of National Medical Care, Inc., a dialysis and medical products company (1979-1981) and held a variety of senior management positions with Baxter Laboratories, Inc. ("Baxter"), a hospital supply company and the predecessor of Baxter Healthcare Corporation. During the last eight years of his 18 year career at Baxter (1961 -
1979), Mr. Phildius was Group Vice President and President of the Parenteral Division, President of the Artificial Organs Division and President of the Fenwal Division.

DOUGLAS W. SCOTT

     Mr. Scott has been the Chief Operating Officer since July 1996, was the Chief Executive Officer from August 1989 until July 1996 and has been a director since August 1989. Mr. Scott has been a general partner in PK&S since its founding in 1985. Prior to 1985, Mr. Scott was Executive Vice President of Nutritional Management, Inc. (1983 - 1985); Senior Vice President, Operations of Delmed, Inc. (1982 - 1983); Vice President, Quality Assurance of Frito-Lay, Inc., a consumer products company (1980 - 1982); and held several senior positions at Baxter from 1970 to 1980. The last two of these senior positions at Baxter were General Manager of the Vicra Division and General Manager of Irish Operations. Mr. Scott is also a director of Candela Corporation, a publicly-traded company in the business of manufacturing and marketing medical lasers. Mr. Scott received an M.B.A. from the Harvard Business School.

JAMES GROTH

     Mr. Groth has served as a director since January 1990. Mr. Groth has been President of Mountainside Corporation, a provider of corporate sponsored functions, for over the past 15 years.

NEIL R. GORDON

     Mr. Gordon has served as a director since June 1997. He has been President of N.R. Gordon & Company, Inc., a company that provides a broad range of financial consulting services, since 1995. From 1981 to 1995, he was associated with Ekco Group, Inc. and served as its Treasurer from 1987 to 1995. Mr. Gordon has also served as Director of Financing and Accounting for Empire of Carolina, Inc. He received a Bachelor of Science Degree from the Pennsylvania State University.

CHARLES R. McCARTHY, JR.

     Mr. McCarthy was elected as a director in February 1999. He has been a counsel in the Washington D.C. law firm, O'Connor & Hannan, since 1993. Previously, Mr. McCarthy was General Counsel to the National Association of Corporate Directors, served as a trial attorney with the Securities and Exchange Commission, was Blue Sky Securities Commissioner for the District of Columbia and was a law professor teaching securities law topics and served as a Board member of and counsel to a number of public companies over the last 30 years.


NUMBER OF DIRECTORS

     The Company's Bylaws allow the Board to fix the number of Board members between 3 and 7. The number has been fixed, at present, at 5. The Board can increase the number to 7 at any time without stockholder approval. There are no family relationships between any Director or Executive Officer of Avitar and any other Director or Executive Officer of Avitar.

TERM

     Directors hold office for a period of one year from the Annual Meeting of Stockholders at which they are elected or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and hold office at the will of the Board.

BOARD MEETINGS AND COMMITTEES

     The Board held 4 meetings during the fiscal year ended September 30, 2002.

     The Board has two standing committees: the Audit Committee and the Compensation Committee. The Board does not have a standing nominating committee or any committee performing the function of such a committee. During fiscal year 2002, each Board member attended at least 75% of the aggregate number of meetings of the Board and the Committee of the Board on which he served.

AUDIT COMMITTEE.

     The Audit Committee meets with the independent auditors, at a minimum annually, to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial records. Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that Avitar's 2002 consolidated financial statements are in accordance with generally accepted accounting principles. The Audit Committee, comprised of Mr. Gordon, Mr. Groth and Mr. McCarthy, held 2 telephone meetings concerning fiscal year 2002 (although both meetings were held during the first quarter after fiscal year
2002). In addition, the Audit Committee reviewed and approved the financial statements that were included in each of the quarterly reports on Form 10-QSB during the year ended September 30, 2002.

AUDIT COMMITTEE REPORT

     In connection with the fiscal 2002 audit, the Audit Committee has:

- reviewed and discussed with management Avitar's audited consolidated financial statements included in our annual report on Form 10-KSB for the year ended September 30, 2002,

- discussed with BDO Seidman, LLP the matters required to be discussed by Statement of Auditing Standards No. 61,

- discussed with BDO Seidman, LLP whether various other services performed for Avitar during 2002 were compatible with BDO Seidman, LLP maintaining its independence, and

- received from and discussed with BDO Seidman, LLP the written disclosures and the letter from BDO Seidman, LLP required by the Independence Standards Board Standard No. 1 and discussed with BDO Seidman, LLP its independence.

     Based on the review and the discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-KSB for the year ended September 30, 2002 for filing with the Securities and Exchange Commission.

     The Board of Directors has approved a written charter, a copy of which was attached to the 2001 Proxy Statement. Two members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 121(A) of the American Stock Exchange listing standards.

     Fiscal 2002 Audit Firm Fee Summary. During fiscal year 2002, Avitar retained its principal auditor, BDO Seidman, LLP to provide services in the following categories and amounts:

Audit Fees, including review of quarterly 10-QSB filings...............$106,290
All Other Fees..........................................................$18,100

     The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor was compatible with maintaining auditor independence and has determined such services were not incompatible with maintaining auditor independence.

                               THE AUDIT COMMITTEE
                                 Neil R. Gordon
                                   James Groth
                            Charles R. McCarthy, Jr.

     The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the "Acts"), except to the extent Avitar specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE.

     The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation, awards stock options to employees and consultants and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, comprised of Mr. Gordon, Mr. Groth and Mr. McCarthy, held no meetings in fiscal year 2002.


DIRECTOR COMPENSATION

     During Fiscal 2002, in accordance with a plan approved by the Company on September 25, 2001, the Company compensated its non-management directors with a $5,000 annual retainer, $1,000 for each board meeting attended and $500 for each committee meeting attended. In addition, this plan provides for each non-management director to be granted options covering 100,000 shares of the Company's common stock upon initial election to the Board and 30,000 shares of the Company's common stock for each year in which he/she was selected to serve as a director. Under the plan approved by the Company on September 25, 2001, non-management directors received option grants covering 90,000 shares of the Company's common stock on March 31, 2002. These options have an exercise price of $.76 per share, vest over three years and will expire in March 31, 2012.

     For   information   on   compensation   to   management   directors,    see
"Management-Executive Compensation" below.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of the Common Stock beneficially owned as of May 9, 2003 by (i) each person believed by Avitar to be the beneficial owner of more than 5% of the Common Stock; (ii) each director;
(iii) the Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) who earn over $100,000 a year; and (iv) all directors and executive officers as a group. Beneficial ownership by the stockholders has been determined in accordance with the rules promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended. All shares of the Common Stock are owned both of record and beneficially, unless otherwise indicated.


Name and Address of Beneficial Owner (1)    No. Owned                   %
----------------------------------          ---------                 ----

Peter P. Phildius (2)(3)(10)(14)            4,877,811                  6.6
Douglas W. Scott (2)(4)(10)(15)             3,454,200                  4.7
Phildius, Kenyon & Scott("PK&S") (2)(10)    1,792,595                  2.5
Jay C. Leatherman, Jr.(2)(5)                  289,380                    *
Carl Good (2) (18)                            284,708                    *
Douglas Lewis (2)(6)(16)                    1,019,017                  1.4
James Groth (2)(7)(17)                        207,199                    *
Neil R.Gordon (2)(8)                          289,097                    *
Charles R. McCarthy (2)(9)                    233,489                    *
GIN99 LLC (11)                              6,462,515                  9.0
David Brown (12)                            8,682,056                 11.7
Alan Aker (13)                              3,557,194                  4.8
All directors and executive officers
  as a group (3)(4)(5)(6)(7)(8)(9)(10)
         (14)(15)(16)(17)(18)               8,862,306                 11.8


* Indicates beneficial ownership of less than one (1%) percent.

(1) Information with respect to holders of more than five (5%) percent of the outstanding shares of the Company's Common Stock was derived from, to the extent available, Schedules 13D and the amendments thereto on file with the Commission and the Company's records regarding stock issuances.

(2) The business address of such persons, for the purpose hereof, is c/o Avitar, Inc., 65 Dan Road, Canton, MA 02021.

(3) Includes 1,668,120 shares of the Company's Common Stock, options and warrants to purchase 1,417,096 shares of the Company's Common Stock. Also includes the securities of the Company beneficially owned by PK&S as described below in Note 10.

(4) Includes 715,501 shares of the Company's Common Stock and options to purchase 946,104 shares of the Company's Common Stock. Also includes the securities of the Company beneficially owned by PK&S as described below in Note 10.

(5) Includes 5,630 shares of the Company's Common Stock, and options to purchase 283,750 shares of the Company's Common Stock.

(6) Includes 919,017 shares of the Company's Common Stock, and options to purchase 100,000 shares of the Company's Common Stock.

(7) Includes 74,699 shares of the Company's Common Stock and options to purchase 132,500 shares of the Company's Common Stock.

(8) Includes 90,597 shares of the Company's Common Stock, warrants to purchase 90,000 shares of the Company's Common Stock granted to such director under a consulting agreement to provide services to the Company and options to purchase 108,500 shares of the Company's Common Stock.

(9) Includes 172,655 shares of the Common Stock and options to purchase 60,834 shares of the Common Stock.

(10) Represents ownership of 1,732,595 shares of the Company's Common Stock, options and warrants to purchase 60,000 shares of the Company's Common Stock. PK&S is a partnership of which Mr. Phildius and Mr. Scott are general partners.

(11) The address for such entity is c/o Clifford Chance, Rogers & Wells LLP, 200 Park Avenue, New York, NY 10166. Represents 6,462,515 shares of the Company's Common Stock.

(12) The business address for such person is 4101 Evans Avenue, Fort Meyers, FL 33901. Represents 7,432,056 shares of the Company's Common Stock and warrants to purchase 1,250,000 shares of the Common Stock.

(13) The business address for such person is 1445 Northwest Boca Raton, Boca Raton, FL 33432. Represents ownership of 2,307,194 shares of the Company's common stock and warrants to purchase 1,250,000 shares of the Common Stock.

(14) Does not include 33,600 shares of the Common Stock owned by Mr. Phildius' wife, all of which he disclaims beneficial ownership.

(15) Does not include 15,000 shares of the Common Stock owned by Mr. Scott's children, all of which he disclaims beneficial ownership.

(16) Does not include 1,035,983 shares of the Common Stock owned by Mr. Lewis' wife, all of which he disclaims beneficial ownership.

(17) Does not include 10,929 shares of the Company's Common Stock owned by a trust established for Mr. Groth's children, all of which he disclaims beneficial ownership.

(18) Includes 244,708 shares of the Company's Common Stock, and options to purchase 40,000 shares of the Company's Common Stock.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Avitar with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it or its written representations from certain reporting persons, the Company believes that, during Fiscal 2002, all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were met except the following failures to file timely reports by Section 16(a):

o    One report (Form 4) covering 1 transaction was filed late by Neil Gordon.

o    One  report  (Form 4)  covering  1  transaction  was filed  late by Charles
     McCarthy.

o    One report (Form 4) covering 1 transaction was filed late by James Groth.

o    One  report  (Form  4)  covering  1  transaction  was  filed  late by Peter
     Phildius.

o    One report (Form 4) covering 1 transaction was filed late by Douglas Scott.

o    One  report  (Form  4)  covering  1  transaction  was  filed  late  by  Jay
     Leatherman.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     PK&S, a 3.8 % beneficial owner of the Company, provided consulting services to the Company from September 1989 to May 1995. On May 28, 1992, the Company entered into a written consulting agreement with PK&S, which reflected the provisions of a previous oral agreement approved by the Company's Board of Directors in October 1990. Pursuant to its arrangement with the Company, PK&S provided the services of each of Messrs. Phildius and Scott to the Company for approximately 20 hours per week.

     On May 19, 1995, the Company's Consulting Agreement ended and was replaced by the Employment Agreements with Messrs. Phildius and Scott (See "Employment Agreements"). As requested by Messrs. Phildius and Scott and approved by the Company's Board of Directors, the salary and benefits provided under the Employment Agreements will be paid directly to PK&S. Under the terms of the current employment agreements with Peter Phildius and Douglas Scott described above, the Company pays their salaries and related expenses directly to PK&S. The aggregate of salaries, fringe benefits and reimbursement of expenses paid to PK&S by the Company on behalf of Messrs. Phildius and Scott for fiscal years 2002 and 2001 totaled $448,727 and $467,344 respectively.

     In October 1996, the Company entered into a consulting agreement with N.R. Gordon & Company, Inc. Neil Gordon, a member of the Company's Board of Directors, is the President of N.R. Gordon and Company, Inc. Under this agreement, N.R. Gordon & Company, Inc. provided financial consulting services for which it received 50,000 warrants at an exercise price of $0.93 per share and was paid $100.00 per hour for all services performed. In addition, N.R. Gordon & Company, Inc. was entitled to receive commissions for certain capital raising services. During Fiscal 1998, the Company canceled the 50,000 warrants granted to N.R. Gordon & Company in 1996 and replaced them with 100,000 warrants (of which 50,000 where exercised in October 2001 and the remaining 50,000 do not expire until 2003) to purchase the Company's Common Stock for $.25 per share. No services were provided to the Company under this Agreement during Fiscal 1999 and Fiscal 2000. In March 2001, the Company entered into a new consulting agreement with N.R. Gordon & Company, Inc. for financial consulting services. Under this new agreement, N.R. Gordon and Company, Inc. received warrants to purchase 40,000 shares of the Company's common stock at an exercise price of $.79 per share until February 2006 and it is to be paid $100.00 per hour for services rendered to the Company. Expenses incurred for N.R. Gordon & Company, Inc. amounted to $4,082 in Fiscal 2002 and $3,617 in Fiscal 2001.

     Management believes each of the foregoing transactions was entered into on terms at least as favorable to the Company as could be obtained from unrelated parties negotiating at arms-length.


                                   MANAGEMENT

     The executive officers of the Company and their respective ages and positions with the Company, as of May 9, 2003, along with certain biographical information (based solely on information supplied by them), are as follows:

Name                     Age        Title

Peter P. Phildius        73      Chairman of the Board/Chief Executive Officer
Douglas W. Scott         56      President and Chief Operating Officer
Jay C. Leatherman Jr.    59      Vice President, Chief Financial Officer
                                  and Secretary
Carl M. Good, III        59      Vice President of Research and Development
Douglas Lewis            59      Vice President, President of USDTL


PETER P. PHILDIUS

     Biographical information of Mr. Phildius is included under "Proposal No. 1, Election of Directors -- Nominees" in this Proxy Statement.

DOUGLAS W. SCOTT

     Biological information of Mr. Scott is included under "Proposal No. 1, Election of Directors -- Nominees" in this Proxy Statement.

JAY C. LEATHERMAN, JR.

     Mr. Leatherman has served as the Company's Chief Financial Officer since October 1992 and its Secretary since July 1994. He has over 26 years experience in financial management in the health care, medical products and medical diagnostic fields. Mr. Leatherman served as Vice President and Chief Financial Officer of 3030 Park, Inc. and 3030 Park Management Company from 1985 to 1992, responsible for financial, management information services and business development functions for this continuing care retirement community and management company. He served as Director of Finance and Business Services for the Visiting Nurses Association of New Haven, Inc. from 1977 to 1985. In addition, he served in a variety of accounting and financial positions with Westinghouse Electric Corporation from 1969 to 1977. Mr. Leatherman has a B.B.A in accounting from the University of Hawaii.

CARL M. GOOD, III

     Dr. Good has served as the Company's Vice President of Research and Development since February 1997 and as a consultant and member of the Company's Scientific Board since October 1996. He has over 30 years of experience in product development and operating management experience in the medical diagnostics industry. Dr. Good has held technology management positions with Millipore Corporation and most recently, worked in the development of sophisticated medical diagnostic products at Cambridge Biotech Corporation. He has received a Ph. D. in Microbial Genetics from Iowa State University and has completed Postdoctoral Study in Enzymology at the University of Wisconsin Medical School and the University of Massachusetts.


DOUGLAS LEWIS

     Mr. Lewis had been the President of USDTL since 1990 and was appointed Vice President of the Company upon the acquisition of USDTL by the Company. He has over 25 years experience in the operation and management of laboratories, which specialize in diagnostic testing for drugs of abuse. Mr. Lewis has held senior level management and consulting positions with various hospital and private laboratories in the Chicago, Illinois area. He received a Bachelor of Arts Degree in Chemistry from Grinnell College and was a Pre-Doctoral Fellow at the University of Illinois.

                             EXECUTIVE COMPENSATION

     SUMMARY  COMPENSATION  TABLE.

     The following table sets forth compensation earned by or paid to the Chief Executive Officer, Chief Operating Officer and other executive officers for fiscal year 2002 and, to the extent required by applicable Commission rules, the preceding two fiscal years. All of the compensation in the table below for the Chief Executive Officer and Chief Operating Officer represents management consulting fees and salary paid by Avitar to PK&S for the services of Mr. Phildius and Mr. Scott.

                                            Annual Compensation                  Long-Term
Name/Position                       Year          Salary(1)     Bonus        Compensation Options
-------------                       ----          ---------     -----        ---------------------
Peter P. Phildius                   2002          $200,000          0                26,000(2)
(Chairman of the Board/             2001          $200,000          0               252,000(3)
Chief Executive Officer)            2000          $170,833          0                     0
Douglas W. Scott                    2002          $180,000          0                66,000(2)
(President/                         2001          $180,000          0               132,000(3)
Chief Operating Officer)            2000          $162,500          0                     0
Jay C. Leatherman, Jr.              2002          $131,230          0                43,250(2)
(Chief Financial Officer)           2001          $125,000          0                87,500(3)
                                    2000          $108,239          0                     0
Carl M. Good, III                   2002               (5)          0               400,000(4)
(Vice President of                  2001               (5)          0                     0
Research & Development)             2000          $117,981          0                     0
Douglas Lewis                       2002          $126,000          0                     0
(Vice President/President           2001          $126,000          0                     0
  of USDTL)                         2000          $126,000          0                     0


(1) Does not include amounts reimbursed for business-related expenses incurred by the executive officers on behalf of the Company.

(2) Reflects additional stock options granted to executive officers by the Company's Board of Directors in January 2002.

(3) Reflects additional stock options granted to executive officers by the Company's Board of Directors in September 2001.

(4) Reflects stock options granted to executive officer by the Company's Board of Directors in June 2002.

(5)  Compensation did not equal or exceed $100,000.



     PK&S is a partnership, two of whose general partners are Messrs. Phildius and Scott. PK&S provided management consulting services to the Company through May 18, 1995 pursuant to a written consulting agreement effective May 28, 1992. Under this agreement, Messrs. Phildius and Scott each devoted approximately 20 hours per week to the Company's affairs for which the Company paid a monthly consulting fee of $14,500 and reimbursed expenses. Since May 19, 1995, the Company has paid PK&S the salary and employee benefit amounts provided under the terms of the Company's employment agreements with Messrs. Phildius and Scott. See "Employment Agreements" below and "Certain Relationships and Related Transactions" above.

STOCK OPTION GRANTS IN LAST FISCAL YEAR.

     In January 2002, the Outside Directors of the Company's Board of Directors granted options to purchase the Company's common stock in the amount of 126,000 (representing 7.8% of total options granted in Fiscal 2002) to Peter Phildius, 66,000 (representing 4.1% of total options granted in Fiscal 2002) to Douglas Scott and 43,250 (representing 2.7% of total options granted in Fiscal 2002) to Jay Leatherman. Such options, which have an exercise price of $1.34 per share, will become exercisable at the rate of 20% per year for five years and will expire on January 18, 2012. In June 2002, the Company's Board of Directors granted options to purchase the Company's common stock in the amount of 400,000 to Carl M. Good which represented 25% of the total options granted in Fiscal 2002. Mr. Good's options, which have an exercise price of $.46 and will expire on June 3, 2012, will become exercisable as follows: 200,000 shares at the rate of 20% per year for five years and 200,000 shares at the earlier of nine and one-half years or upon achieving certain performance objectives established for managers and executive officers.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES.

     No stock options or stock appreciation rights were exercised by the executive officers in fiscal year 2002.

As of September 30, 2002, the executive officers held options as follows, of which 52,500 were in the money:

                                         Options        Value of Options
                                                  ----------------------------
                      Total Options  Exercisable  Exercisable  Not Exercisable

 Peter Phildius        2,178,000        968,400    $     0        $    0
 Douglas Scott         1,398,000        764,400          0             0
 Jay Leatherman          651,250        231,250      1,575             0
 Carl Good               400,000              0          0             0
 Douglas Lewis           250,000         75,000          0             0


EMPLOYMENT  AGREEMENTS.

     Messrs.  Phildius  and Scott are  covered  by  Employment  Agreements  (the
"Employment Agreements") that commenced on May 19, 1995. Pursuant to the Employment Agreements, if Messrs. Phildius and/or Scott are terminated without "Cause" (as such term is defined in the Employment Agreements) by the Company or if Messrs. Phildius and/or Scott terminate their employment as a result of a breach by the Company of its obligations under such Agreements, he will be entitled to receive his annual base salary ($200,000 for Mr. Phildius and $180,000 for Mr. Scott) for a period of up to 18 months following such termination. In addition, if there is a "Change of Control" of the Company (as such term is defined in the Employment Agreements) and, within two years following such "Change of Control", either of Messrs. Phildius or Scott is terminated without cause by the Company or terminates his employment as a result of a breach by the Company, such executive will be entitled to certain payments and benefits, including the payment, in a lump sum, of an amount equal to up to two times the sum of (i) the executive's annual base salary and (ii) the executive's most recent annual bonus (if any). In addition, pursuant to the Employment Agreements, which have a three-year term (subject to extension), Messrs. Phildius and Scott are each entitled to annual bonus payments of up to $150,000 if the Company achieves certain levels of pre-tax income (as such term is defined in such Agreements) or alternative net income objectives established by the Board of Directors.

REQUIRED VOTE

     Election of each of the five nominees for director requires, under Avitar's Bylaws, the affirmative vote of the holders of a majority of the Avitar Common Stock and Series B and D Preferred Stock present in person or by proxy at the Avitar Annual Meeting (assuming a quorum exists) and entitled to vote thereon.

BOARD RECOMMENDATION

     The Avitar Board of Directors unanimously recommends a vote FOR election of all of the five nominees for director.


                                   ITEM NO. 2

APPROVAL OF THE ISSUANCE OF THE MAXIMUM NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK ISSUED OR ISSUABLE IN CONNECTION WITH THE PRIVATE PLACEMENT COMMENCED IN FEBRUARY 2003, INCLUDING SHARES ISSUABLE UPON CONVERSION OF OUTSTANDING SUBORDINATED NOTES.

The Board of Directors has unanimously approved, and is hereby soliciting stockholder approval of, the issuance and reservation of the maximum number of shares of common stock issued and issuable in connection with the private placement described below.

BACKGROUND

     In February 2003, the Company through a placement agent, Brenner/HCFP Securities, LLC. ("HCFP") commenced a private placement, which was a best efforts offering with a minimum of $850,000 and a maximum of $1,850,000 (the "Private Placement"). During that month, the Company entered into Subscription Agreements with accredited investors (collectively, the "Purchasers") raising gross proceeds of $955,000 and the Private Placement terminated without further subscriptions on April 15, 2003. The Purchasers acquired units (or fractions thereof) at a price per unit of $50,000. Each "Unit" consisted of (a) a $50,000 15% Senior Subordinated Promissory Note ("Subordinated Note") and (b) 300,000 shares of common stock. The Company sold and issued an aggregate of $955,000 Subordinated Notes and 5,730,000 shares of common stock. The net proceeds were used to make scheduled principal repayments on outstanding debt, to pay debt interest when due, to pay accounts payable and otherwise to provide working capital.

REASONS FOR THIS PROPOSAL

     In the Private Placement, and to comply with applicable rules of The American Stock Exchange (AMEX), the Company agreed to seek the approval of its shareholders for both (a) the issuance and reservation of all shares of common stock issued or issuable in connection with the Private Placement and (b) the increase in its authorized shares of common stock from 100,000,000 to at least 125,000,000 and the Board of Directors has determined to increase the authorized shares of common stock to 150,000,000 ("Shareholder Approval"). (The proposed increase of authorized shares is discussed in Item No.3 below.)

     The Company's common stock trades on AMEX. According to AMEX Listing Standard Section 713, the Company is required to obtain stockholder approval of the sale, issuance or potential issuance of the Company's common stock, or securities convertible into the Company's common stock, if the aggregate number of shares to be issued or could be issued in the transaction and related transactions equals or exceeds 20% of the Company's then outstanding shares of common stock on the date of issuance (the "Share Limit") and the purchase price for such securities is less than the greater of the book value or market value of the common stock on the date of issuance (the "Value Limit").

     As of the commencement and initial closing of the Private Placement, the aggregate number of shares of common stock that may be issuable in the Private Placement, including upon conversion of the Subordinated Notes, exceeded the Share Limit and the purchase price was less than the Value Limit. Therefore, in accordance with AMEX Listing Standard Section 713, the Company is asking its stockholders to approve the issuance and reservation of the maximum number of shares of Common Stock issuable in the Private Placement.

TOTAL SHARES ISSUED AND COULD BE ISSUED IN THE PRIVATE PLACEMENT

     Compensation shares issued to HCFP in November 2002                200,000

     Shares issued to investors (February 2003)                       5,730,000

     Shares underlying Subordinated Notes (February 2003)             4,613,527
              when convertible after Shareholder Approval

     Additional shares underlying Subordinated Notes after
              anticipated adjustment (estimate based                  6,000,000
              upon anticipated issuances, at approximately one half of initial conversion price)

     Shares issued to HCFP as compensation on Private Placement         573,000

     Shares underlying warrants issued to HCFP as compensation          461,353
              on Private Placement

     Additional shares underlying warrants issued to HCFP as            600,000
              compensation on Private Placement after anticipated adjustment (estimate based upon anticipated issuances, at approximately one half of initial conversion price)

     Penalty shares; if Registration Statement is not effective       1,814,500
              by target date and remaining not effective over
              19-month period (estimate based on average recent
              market prices, approximately 5% of which may
              now be due);                                           __________
                                                                     19,992,380


KEY TERMS OF THE PRIVATE PLACEMENT AND SUBORDINATED NOTES

     Registration of Shares of Common Stock. The Company has agreed to register the shares of common stock issued or issuable in connection with the Private Placement, including shares issuable upon conversion of the Subordinated Notes. As part of its compensation, the Placement Agent received (a) 10% of the shares of common stock issued and (b) Warrants to purchase 10% of the common stock issuable on conversion of the Subordinated Notes, exercisable at the conversion price of the Subordinated Notes, and all of these shares are to be registered. If the Company failed to file its Registration Statement on time or if the Registration Statement did not become effective by 90 days after the final closing of the Private Placement, the Company will be obligated under certain circumstances to issue additional shares as liquidated damages ("Penalty Shares"). If Shareholder Approval is not obtained, with Penalty Shares, it is possible that the Company may exceed the Share Limit and therefore be subject to delisting.

     Optional Conversion of Subordinated Notes. Subject to Shareholder Approval, the Subordinated Notes, including accrued but unpaid interest, will be convertible, at the option of the holders, into shares of common stock initially at $0.207 per share. The conversion price will be subject to standard adjustments and, in addition, if shares (or derivative securities) are issued at a price (or with exercise or conversion prices) less than the conversion price, the conversion price will be automatically reduced to that lower price. If all the Subordinated Notes were converted and in view of anticipated additional issuances to date of shares at prices less than the conversion price, an estimated 10.6 million shares would be issued for the principal amount alone. While the Subordinated Notes bear 15% per annum, 10% is payable quarterly and 5% accrues until maturity.

     Subordination. The Subordinated Notes are subordinate only to the senior indebtedness in the amount of approximately $1.5 million outstanding at the time of issuance, but senior to all other debt of the Company.

     Holders of Subordinated Notes Right to Demand Prepayment if Shareholder Approval is Not Obtained. If Shareholder Approval is not obtained, the holders of the Subordinated Notes will have the right to demand pre-payment of the Subordinated Notes. There can be no assurance that the Company will be able to repay upon such demand.

REQUIRED VOTE

     Approval of the issuance and reservation of the maximum number of shares of common stock issued or issuable in connection with the Private Placement requires the affirmative vote of the holders of a majority of the Avitar Common Stock and Series B and D Preferred Stock present in person or by proxy at the Avitar Annual Meeting (assuming a quorum exists) and entitled to vote thereon. (The holders of the 6,303,000 shares of Common Stock previously issued in the Private Placement, if present in person or by proxy at the duly convened Annual Meeting, will be entitled to vote on all matters that properly come before the meeting, including this Item No. 2.)

BOARD RECOMMENDATION

The Board of Directors of Avitar unanimously recommends a vote FOR approval of the issuance and reservation of the maximum number of shares issued or issuable in connection with the Private Placement.



                                   ITEM NO. 3

APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO EFFECT AN INCREASE OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 150,000,000

     The Board of Directors has unanimously approved, and is hereby soliciting stockholder approval of, an amendment to the Certificate of Incorporation (the "Amendment"), effecting an increase in the number of authorized shares of Common Stock from 100,000,000 to 150,000,000.

     The Certificate of Incorporation now provides for 100,000,000 authorized shares of Common Stock, par value $.01 per share, of which 72,108,143 were issued and outstanding as of the Record Date; and 5,000,000 shares of Preferred Stock, par value $.01, of which 136,202 were issued and outstanding as of the Record Date. The Amendment would increase the number of authorized shares of Common Stock to 150,000,000.

REASONS FOR THE INCREASE

     In the Private Placement, and to comply with applicable rules of The American Stock Exchange (AMEX), the Company agreed to seek the approval of its shareholders for both (a) the issuance and reservation of all shares of common stock issued or issuable in connection with the Private Placement and (b) the increase in its authorized shares of common stock, as determined by the Board of Directors, from 100,000,000 to 150,000,000 ("Shareholder Approval").

     Subject to Shareholder Approval and in view of anticipated adjustments, the outstanding Subordinated Notes will be convertible in the aggregate into approximately 10.6 million shares of common stock for the principal amount alone. In addition, outstanding shares of Preferred Stock are now convertible in the aggregate into approximately 2,446,000 shares of Common Stock. Further, holders of outstanding warrants are entitled to purchase approximately 14 million shares of Common Stock at prices ranging from $.01to $3.83. Finally, there are outstanding employee stock options (approximately 45% vested) to purchase approximately 10.5 million shares of Common Stock at prices ranging primarily from $.20 to $3.11 and an additional 1.5 million shares have been reserved for future employee stock options and an additional approximately 950,000 shares of Common Stock are reserved for the 2001 Employee Stock Purchase Plan. Therefore, on a fully diluted basis and in view of anticipated adjustments, the Company requires 112 million shares.

     The majority of the proposed increase to 150,000,000 authorized shares of Common Stock will be shares reserved for the conversion of the outstanding Subordinated Notes, conversions of Preferred Stock, exercises of the outstanding warrants and options, future financings to grow the business and completion of acquisitions as described below.

     Proceeds from any exercises of outstanding warrants and options are anticipated to be used primarily to provide the necessary working capital to operate Avitar. For the balance of fiscal year 2003, Avitar's cash requirements are expected to include primarily the funding of operating losses, the payment of outstanding accounts payable and the repayment of certain notes payable and, to the extent available, the funding of operating capital to grow Avitar's rapid diagnostic testing and other lines of business.

     The Board of Directors determined to increase the authorized Common Stock to 150,000,000 shares as required pursuant to the Subscription Agreements to ensure that sufficient shares of Common Stock were authorized and available to cover the outstanding convertible Subordinated Notes ($955,000 in principal amount), Preferred Stock, warrants and options and any additional shares of Common or Preferred Stock and warrants or options which it may determine to issue or grant in the future. Avitar is actively seeking additional funding and additional shares are expected to be required in such financings.

     Further, Avitar may explore possible acquisitions, which would likely involve the issuance of some or all of the additional authorized shares of Common Stock as all or a portion of the purchase prices of any acquisitions of companies, businesses and/or assets it may effect in the future. In such an event, Avitar's stockholders would not need to be solicited for any specific acquisitions if they approve the current proposal to increase Avitar's authorized Common Stock. Accordingly, Avitar's stockholders' only opportunity to specifically vote on and approve any such acquisitions could be their vote on the current proposal to increase Avitar's authorized Common Stock. Except as disclosed above, Avitar does not believe that the increase in its authorized Common Stock will have any significant effects on the stockholders of Avitar, nor does it believe that such increase will have any significant benefits to the officers, directors or affiliates of Avitar.

     In order to effect the increase, the stockholders are being asked to approve the Amendment. The Board of Directors believes that the increase is in the best interests of Avitar and has unanimously approved the increase. The Board of Directors may make any and all changes to the Amendment that it deems necessary in order to file the Amendment with the Delaware Secretary of State and give effect to the increase.

NO DISSENTERS' RIGHTS

     Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Certificate of Incorporation or Bylaws in connection with the increase.

REQUIRED VOTE

     Pursuant to the Delaware General Corporation Law, the approval of the Amendment to Avitar's Certificate of Incorporation to provide for the increase in number of authorized shares of Common Stock requires the affirmative vote of the holders of a majority of the outstanding shares of Avitar Common Stock and Series B and D Preferred Stock.

BOARD RECOMMENDATION

     The Board of Directors of Avitar unanimously recommends a vote FOR the Amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 150,000,000.


                                   ITEM NO. 4
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors of Avitar selected BDO Seidman, LLP as auditors for the fiscal year ending September 30, 2003, subject to stockholder approval by ratification. BDO Seidman, LLP has been the independent auditors for Avitar since December 1992. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting, at which time he or she will be afforded an opportunity to make a statement, and will be available to respond to questions.

     The Board of Directors of Avitar may, in its discretion, direct appointment of new independent auditors at any time during the fiscal year if the Board believes such change would be in the best interests of Avitar and its stockholders. No such change is anticipated.

REQUIRED VOTE

     Approval of ratification of BDO Seidman, LLP requires the affirmative vote of the holders of a majority of the Avitar Common Stock and Series B and D Preferred Stock present in person or by proxy at the Avitar Annual Meeting (assuming a quorum exists) and entitled to vote thereon.

BOARD RECOMMENDATION

     The Board of Directors of Avitar unanimously recommends a vote FOR the ratification of BDO Seidman, LLP as auditors for the fiscal year ending September 30, 2003.


                              SHAREHOLDER PROPOSAL
                             ITEM NO. 5 ON PROXY CARD

The shareholder named below has told us that it intends to have the following proposal presented at the Annual Meeting. Approval of the shareholder proposal requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. The Board of Directors has concluded that it cannot support this proposal for the reasons given.

Item 5 on Proxy Card

GIN99, LLC, 668 North Coast Highway, #225, Laguna Beach, CA 92651, owner of 6,462,515 shares of the Company's common stock, proposes the following:

"Proposal


     RESOLVED: In an effort to address the serious concerns raised by the Sarbanes-Oxley Act of 2002 (the "Act") and the corporate governance and compliance issues attendant thereto, the shareholders have determined that:

     The positions of Chief Executive Officer and Chairman of the Board be segregated so that these positions are from this time forward held by two different individuals."


BOARD OF DIRECTORS' POSITION:

The Board of Directors believes that the establishment of a Chairman of the Board different from the Chief Executive Officer will create another personnel requirement without sufficient corresponding benefit to the Company. In the Board's opinion, the segregation of the positions of Chairman and Chief Executive Officer is impractical and excessively expensive for Avitar or any company similar in size and nature to Avitar.

The Board of Directors believes that segregation of the Chairman and CEO is not in the best interests of Avitar and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.




                                 OTHER BUSINESS

     The proxy confers discretionary authority on the proxies with respect to any other business , which may come before the Annual Meeting. The Board of Directors of Avitar knows of no other matters to be presented at the Annual Meeting. The persons named in the proxy will vote the shares for which they hold proxies according to their best judgment if any matters not included in this Proxy Statement properly come before the meeting.

                              STOCKHOLDER PROPOSALS

     Any stockholder proposal to be included in the proxy statement and form of proxy relating to the 2004 Annual Meeting of Avitar Stockholders must be received by the close of business on February 1, 2004 and must comply in all other respects with the rules and regulations of the Securities and Exchange Commission. Proposals should be addressed to: Corporate Secretary, Avitar, Inc., 65 Dan Road, Canton, Massachusetts 02021.

                          SHARES AVITAR, INC. PROXY NO.
                    65 Dan Road, Canton, Massachusetts 02021

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Peter P. Phildius and Douglas W. Scott as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below and on the reverse hereof, all shares of common stock of Avitar, Inc. ("Avitar") or shares of Series B, C or D Preferred Stock of Avitar held of record by the undersigned on May 9, 2003 at the Annual Meeting of stockholders of Avitar to be held on June 24, 2003 or any adjournments thereof.

     The undersigned hereby revokes any proxies heretofore given to vote said shares.

     The undersigned hereby acknowledges receipt of Avitar's Annual Report for 2002 and of the Notice of Annual Meeting of Stockholders and attached Proxy Statement dated May 23, 2003.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1, 2, 3 and 4, and against Item 5. Please sign exactly as your name appears to the left hereof. When signing as corporate officer, partner, attorney, administrator, trustee or guardian, please give your full title as such.

                                    Dated                        , 2003



                                    Authorized Signature
                                    Title

Please mark boxes on reverse hereof in blue or black ink. Please date, sign and return this Proxy Card promptly using the enclosed envelope.

1. Election of Directors.

For all nominees listed below (except as marked to the contrary listed below)
[_ ]

Withhold Authority to vote for all nominees marked to the contrary below  [ _ ]

(Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name below.)

Peter P. Phildius            Douglas W. Scott               Neil R.Gordon
                 James Groth              Charles R. McCarthy, Jr.

2. To approve the issuance and reservation of shares of common stock issuable in connection with the Private Placement as described in the Proxy Statement.

        For                   Against              Abstain
        ----------------   ----------------       -------------

3. To adopt the Amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000.

        For                Against          Abstain
         --------------    -----------------       --------------

      4. To ratify the appointment of BDO Seidman, LLP as independent public accountants for Avitar for the fiscal year ending September 30, 2003.

         For                          Against               Abstain
         ----------------       ----------------        -------------

5. To approve the Shareholder Proposal described on page __ of the Proxy Statement.

        For                     Against             Abstain
        ----------------   -----------------       --------------